Exhibit 99.1

NEWS RELEASE

YUMA ENERGY, INC. AND PYRAMID OIL COMPANY
ANNOUNCE MERGER CLOSING

Yuma Energy, Inc. to Begin Trading on the NYSE MKT on
Thursday, September 11, 2014 Under Ticker Symbol “YUMA”

HOUSTON, TX and BAKERSFIELD, CA – (Marketwired – Sep 10, 2014 – Pyramid Oil Company (NYSE MKT: PDO) (“Pyramid”) and Yuma Energy, Inc. (“Yuma”) today announced that the merger of Pyramid and Yuma was consummated effective as of September 10, 2014 with Yuma becoming a wholly-owned subsidiary of Pyramid and Pyramid’s name having changed to “Yuma Energy, Inc.” (the “Company”). Both Pyramid and Yuma stockholders approved the transaction at a special meeting of their respective stockholders.  The combined company will be led by Sam L. Banks, Chairman and Chief Executive Officer of Yuma.

The Company also announced today its newly constituted board of directors consists of the former directors of Yuma, Sam L. Banks (Chairman), James W. Christmas, Frank A. Lodzinski, Ben T. Morris, Richard K. Stoneburner and Richard W. Volk.

Chairman and Chief Executive Officer Sam L. Banks said, “We are pleased to announce the completion of the merger with Pyramid and are excited about the future of the combined companies.  The combination creates a company with significant cash flows and production with a multiyear inventory of growth opportunities.  Our experience over the past 30 years in the oil and gas business, combined with our Board of Directors’ knowledge has created a team that we believe is well positioned to achieve stockholder growth in the coming years. We look forward to creating a unified company that is uniquely qualified to create value from the significant upside potential in our portfolio.”

Michael D. Herman, former Chairman and Interim President and CEO of Pyramid, said “We are excited about the completion of the merger.  It represents the culmination of a lot of hard work over the past eight months and we are proud to have partnered with a company that is poised to become a leading liquids-focused resource player.  We believe Sam and his team will create significant value over the years to come through their focused strategy, excellent technical capabilities and efficient operations.   We believe all stockholders will prosper under the Yuma flag and we are excited about the future.”

The common stock of the combined company, Yuma Energy, Inc., is expected to commence trading on the NYSE MKT under the symbol “YUMA” on September 11, 2014. The CUSIP assigned to Yuma Energy, Inc.’s common stock is 98872E108.  Computershare, the Company’s transfer agent, will mail letters of transmittal to all Yuma stockholders of record immediately prior to the merger with instructions on how to deliver their stock certificates in exchange for the merger consideration. Yuma stockholders should not surrender their stock certificates until they have completed the letter of transmittal. Pyramid stockholders are not required to exchange their shares for new Yuma Energy, Inc. certificates at this time. Old Pyramid shares represent ownership of the same number of shares of Yuma.

ROTH Capital Partners, LLC acted as financial advisor to Pyramid in the transaction. Legal counsel to Yuma in the transaction is Jones & Keller, P.C., Denver, Colorado. Legal counsel to Pyramid in the transaction is TroyGould PC, Los Angeles, California.

About Yuma Energy, Inc.

Yuma is a U.S.-based oil and gas company focused on the exploration for, and development of, conventional and unconventional oil and gas prospects. Yuma’s predecessor was established in 1983. Yuma has employed a 3-D seismic-based strategy to build a multi-year inventory of development and exploration prospects. Yuma’s current operations are focused on onshore central Louisiana, where Yuma is targeting the Austin Chalk, Tuscaloosa, Wilcox, Frio, Marg Tex and Hackberry formations. In addition, Yuma has a non-operated position in the Bakken Shale in North Dakota. Yuma’s core competencies in generating oil and gas prospects include: unconventional oil plays; onshore liquids-rich projects; and high impact deep onshore prospects located beneath known producing trends, identified through the use of 3-D seismic surveys.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken occur or be achieved. The forward-looking statements include statements about future operations, estimates of reserve and production volumes. Forward-looking statements are based on current expectations and assumptions and analyses made by Yuma and Pyramid in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform with expectations is subject to a number of risks and uncertainties, including but not limited to: that problems may arise in the integration of the businesses of the two companies; that the acquisition may involve unexpected costs; the risks of the oil and gas industry (for example, operational risks in drilling and exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits); the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather; fluctuations in oil and gas prices; inability of management to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change. Pyramid’s annual report on Form 10-K for the year ended December 31, 2013, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect its business, results of operations, and financial condition. Pyramid and Yuma undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact

Geoff High
Principal
Pfeiffer High Investor Relations, Inc.
Telephone: (303) 393-7044